Exhibit 99.1

PRESS RELEASE
	Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / kdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

CARRIAGE SERVICES REPORTS SECOND QUARTER RESULTS

Earnings were $0.13 per diluted share

Earnings before special items were $0.10 per diluted share

New Unsecured Bank Credit Facility

Company Reaffirms 2003 Estimates, Ups Cash Flow Outlook

August 5, 2003 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today reported financial results for the three- and six-month periods ended June 30, 2003.  Results for the second quarter 2003 versus management’s previous estimates were as follows:

•                  Revenues of $37.9 million compared to previous estimate of $36 to $39 million

•                  EBITDA of $9.9 million compared to previous estimate of $8 to $10 million, and is comprised of pre-tax earnings before special items of $2.8 million plus interest expense and depreciation and amortization expenses of $4.4 million and $2.7 million, respectively.

•                  Diluted EPS of $0.10 before special items exceeded previous estimate of $0.06 to $0.08 per share and compares to $0.08 per share for second quarter of 2002

•                  Special items recorded in the second quarter consisted of gains on the sales of businesses equal to $0.03 per diluted share

“We met or exceeded our estimates for the second quarter. While lower death rates and same store declines continue to impact the funeral industry, we are pleased with the increase in our same store funeral revenues and overall profitability for the quarter,” stated Melvin C. Payne, Chairman and Chief Executive Officer.  “During the second quarter of 2003, we generated free cash flow of $1.9 million and continued to perform on our plan to reduce debt.”  Carriage defines free cash flow as cash flow provided by operating activities, which totaled $3.9 million for the second quarter of 2003, less all capital expenditures of $2.0 million.  The combination of free cash flow, available cash on hand at the end of the first quarter and proceeds from sales of businesses and other properties allowed the Company to reduce total debt from $148.2 million at March 31, 2003 to $140.9 million at June 30, 2003. The reduction in outstanding debt during the last twelve months resulted in a reduction of interest expense of $0.5 million in the second quarter of 2003 compared to the second quarter of 2002 and was the primary reason for the $0.02 improvement in EPS, excluding special items.

The following provides a reconciliation of the earnings before special items to net income:

	Income Before Taxes	Net Income	Diluted Earnings Per Share

Net income, excluding special items	$2,777	$1,736	$0.10
Special items	896	560	0.03
Net income	$3,673	$2,296	$0.13

Special items totaling $0.9 million were recorded during the second quarter, equal to an after-tax gain of $0.03 per diluted share, and consisted primarily of gains from the sales of three businesses and excess real estate.

Funeral Operations

Financial results for the second quarter of 2003 for Carriage’s funeral operations were relatively flat when compared to the same period last year:

•        Funeral revenues were $28.7 million compared to $28.8 million in the prior year period

•        Same store funeral revenues increased 0.4 percent to $28.0 million from $27.9 million

•        Same store funeral calls decreased 0.5 percent to 4,846 from 4,868

•        Same store average revenue per call increased 0.9 percent to $5,771 from $5,722

•        Funeral field EBITDA margin increased to 33.6 percent from 32.9 percent

“Generally, our second quarter 2003 results were comparable with the prior year quarter. The slight decline in our same-store funeral volume of 22 calls represented a significant improvement compared to the first quarter of 2003 in which we experienced an 8.6% decline in same store call volume,” stated Mr. Payne.

“Three months ago we identified approximately 12 percent of our businesses that experienced market share declines during the first quarter compared to 2002. These businesses represented approximately 15 percent of our total funeral revenue and field EBITDA during the first quarter and approximately 55 percent of the total same-store decline in our portfolio. This group performed much better in the second quarter relative to the rest of our portfolio, reflected by year over year flat same store volumes, lower revenues of only 2.5% and lower EBITDA of only 3.3%. The greatest difference between this group’s 2003 first and second quarter performance compared to the prior year was in same store volumes and EBITDA margins. The first quarter EBITDA margin for the group was 1160 basis points lower than the prior year versus only 30 basis points lower for the second quarter.

“We have made substantial management changes and executed other market share initiatives in this group during the last few months and at least half of these businesses are responding positively at this point. We will continue to comment on this group separately during the balance of 2003.”

Carriage defines funeral field EBITDA as funeral gross profit, which totaled $7.1 million for second quarter of 2003, adjusted for depreciation and amortization expense of $1.8 million, overhead charges of $1.1 million, and excludes commission income of $0.5 million earned on the sale of preneed insurance policies. The funeral field EBITDA margin is derived by dividing the funeral field EBITDA by funeral revenues, excluding the commission income. This measures our ability to control cash costs at the field level as revenues fluctuate.

The average price of Carriage’s cremation services increased 4.5 percent for the quarter year over year as the Company has increasingly provided its customers with products and services complimentary to the cremation. Approximately 29.0 percent of the Company’s funeral services were cremation services compared to 29.2 percent in the second quarter of last year.

On a year-to-date basis, funeral revenues decreased 4.0 percent and same-store revenue decreased 3.5 percent, comprised of a volume decline of 4.7 percent and an increase in the average per call of 1.2 percent. Funeral gross margin has decreased 410 basis points largely on the weakness in same-store volumes in the first quarter of 2003.

Cemetery Operations

Key indicators for Carriage’s cemetery operations and financial results for the second quarter when compared to the same period last year are as follows:

•                  Cemetery revenues increased 1.6 percent to $9.2 million from $9.0 million

•                  Same store cemetery revenue increased 1.6 percent

•                  Cemetery field EBITDA margin increased to 40.8 percent from 37.9 percent

“Our Cemetery profit performance was outstanding in a preneed sales period made difficult by current economic conditions,” stated Mr. Payne. “For the second consecutive quarter, our cemetery gross margin of 27.9 percent exceeded the funeral gross margin.” Cemetery revenues were positively impacted by a $0.2 million increase in preneed sales of interment rights and a $0.2 million increase in at-need revenues compared to the prior year period.  Financial revenues (trust earnings and finance charges on the installment contracts) and deliveries of preneed merchandise and services each declined $0.1 million compared to the second quarter of the prior year. Cemetery costs and expenses were comparable to the second quarter of 2002.

Carriage defines cemetery field EBITDA as cemetery gross profit, which totaled $2.5 million for the second quarter of 2003, adjusted for depreciation and amortization expense of $0.7 million and overhead charges of $0.5 million. The cemetery field EBITDA margin is derived by dividing the cemetery field EBITDA margin by cemetery revenues.

On a year-to-date basis, cemetery revenues have increased 1.6 percent and cemetery gross margin has increased 490 basis points primarily from improvement in bad debt expense.

Other

General and administrative costs increased $0.1 million, approximately 6 percent, in comparing the second quarter of 2002 to the second quarter of 2003.

Interest expense decreased by approximately $0.5 million in the second quarter compared to the prior year period because the average debt outstanding has decreased by approximately $14.5 million, equal to 9.3%, since the second quarter of 2002.

As previously reported, the year-to-date results for 2002 included a $12.8 million ($0.73 per diluted share) benefit from the reversal of a deferred tax valuation allowance that was originally recorded in 2000. No Federal income taxes were paid in 2002 and 2003 because the Company has a net operating loss carry forward for Federal income tax purposes.

New Bank Credit Facility

Carriage had $24.5 million drawn on its $75 million bank revolving credit facility at June 30, 2003. Carriage has subsequently replaced the facility with a new $40 million unsecured revolving credit facility with Bank of America and Wells Fargo that matures in March 2006 which should be sufficient for Carriage to meet its working capital needs and retire the Series A maturities of the Senior Notes having a current balance of $22.5 million in July 2004. Interest is payable at the initial floating rate of LIBOR plus 300 basis points and subsequently may decline with estimated reductions in Carriage’s debt to EBITDA ratio. The new credit facility reduces by $7.5 million in March 2005 and by an additional $7.5 million in September 2005. In addition, the commitment reduces by up to $5 million for the banks’ pro-rata share of proceeds from dispositions of assets. The Company, in complying with the conditions of the new credit facility, will begin deferring interest payments on the subordinated debentures held by the Company’s affiliated trust. As a result, cash distributions on the TIDES convertible trust preferred securities will be deferred for at least the term of the new credit facility beginning with the September 1, 2003 payment. Such deferrals should ensure sufficient borrowing capacity and financial flexibility under the credit facility through March 2006 notwithstanding the commitment reductions in 2005.

The TIDES convertible trust preferred securities contain a provision for the deferral of distributions for up to 20 consecutive quarters. During the period in which distribution payments are deferred, distributions will continue to accumulate at the 7 percent annual rate. Also, the deferred distributions will themselves accumulate distributions at the annual rate of 7 percent. During the period in which distributions are deferred, Carriage is prohibited from paying dividends on its common stock or repurchasing its common stock, with limited exceptions.

Carriage will record a pretax charge in the third quarter of 2003 in connection with the extinguishment of the existing credit facility in the amount of $162,000, which represents the unamortized loan origination costs.

“We are very pleased to have the only unsecured credit facility in our industry and sincerely appreciate Bank of America’s and Wells Fargo’s commitment to Carriage and their confidence in our operating and financial strategy and execution,” added Mr. Payne.

Outlook

Carriage reaffirms its full year 2003 outlook and provides third quarter estimates. For the third quarter of 2003, Carriage expects revenues to range between $34 million and $37 million, EBITDA to range between $7 million and $8 million, and earnings before any special charges and other items to range between $0.02 to $0.03 per diluted share. Carriage expects revenues for the full year 2003 to range between $149 million and $154 million, EBITDA before special charges to range between $38 million and $40 million, earnings before special charges to range between $0.35 and $0.40 per share and free cash flow to range between $8 million and $11 million.  Including cash flow from dispositions and other sources, Carriage expects to reduce debt to between $130 million and $132 million at year end 2003.

In addition, Carriage has updated the Long-Term Base Case Scenario included in its Company & Investment Profile to reflect the deferral of the distributions on the TIDES convertible trust preferred securities as discussed above.

Long-Term Base Case Scenario

Revised as of August 5, 2003

($ In Millions, Except Per Share Data)

	Actual 12/31/02	12/31/03		12/31/04	12/31/05	12/31/06	12/31/07	5-Yr. CAGR

Revenue	$154.2	$151.3		$154.9	$158.7	$162.5	$166.5	1.5%
Income Before Taxes	12.2	10.2		11.8	13.1	14.6	16.2	5.8%
Interest	19.8	18.2		16.6	16.3	15.9	15.3	-5.0%
Depreciation and Amortization	10.5	11.6		12.0	12.4	12.7	13.1	4.5%
EBITDA	42.5	40.0		40.4	41.8	43.2	44.6	1.0%
EPS, Diluted	0.43	0.38	(1)	0.41	0.45	0.50	0.55	5.1%
Diluted Shares Outstanding	17.5	17.9		17.9	18.1	18.2	18.2	0.8%
Cashflow from Operations Before TIDES Deferral	18.9	12.8		15.4	17.0	18.9	20.3	1.5%
Cashflow from Deferral of TIDES	0.0	3.5		6.8	7.3	7.8	8.5	N/A
Cashflow from Operations & TIDES Deferral	18.9	16.3		22.2	24.3	26.7	28.8	8.8%
Less Capital Expenditures	6.0	6.0		6.5	6.0	5.5	5.5	-1.7%
Free Cash Flow	12.9	10.3		15.7	18.3	21.2	23.3	12.6%
Plus/Minus Net Cash Taxes	(1.7)	0.2		4.0	4.7	5.5	6.4	NM
Pre-Tax Free Cash Flow	11.2	10.5		19.7	23.0	26.7	29.7	21.5%
Divestitures & Other	(4.5)	7.5		3.8	0.2	0.2	0.2	NM
Cumulative Deferral of TIDES	0.0	3.5		10.8	18.6	27.0	36.0	N/A
Total Debt	149.1	131.4		111.9	93.4	72.0	48.5	-20.1%
Total Debt / EBITDA	3.5	3.3		2.8	2.2	1.7	1.1	-20.9%

(1) Excludes the effect of .01 in special items recorded through June 30, 2003

N/M = Not meaningful

N/A = Not applicable

The Long-Term Base Case Scenario is based on nominal organic growth expectations, adjusted for divestitures, no growth in same store funeral call volumes between 2003 and 2007 and modest increases in average revenue per funeral. Carriage assumes that revenues grow at a

1.5 percent compound annual growth rate (CAGR) over the next five years and assume that EBITDA grows at a 1.0 percent CAGR over the same period. Considering the deferral of the TIDES distributions, Carriage estimates it could grow free cash flow at a 12.6 percent CAGR, which could allow it to reduce senior debt from $149.1 million at the end 2002 to $48.5 million at the end of 2007, a 20.1 percent five-year compound annual reduction in senior debt. While the deferral of the TIDES distributions is required while the new credit facility is in effect, we have assumed for purposes of the long-term base case scenario that the deferral would continue for the maximum allowable period of 20 quarters. Based on that assumption, the cumulative deferred TIDES distributions plus accrued interest at the end of 2007 would be $36 million and would be payable in September 2008. Carriage estimates that a substantial portion of the 5.1% CAGR increase in EPS would result from interest savings related to senior debt reduction net of the interest accrued on the deferred TIDES distributions.  The key elements driving the substantial debt reduction over the five-year period are cash flow from the deferral of TIDES distributions, gradual field level operating margin improvement, selective dispositions of underperforming assets in 2003 and 2004 and cash tax savings in 2003.

Second Quarter Conference Call Information

Carriage Services has scheduled a conference call today at 10:30 a.m. eastern time. To participate in the call, dial 303-262-2191 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 12, 2003.  To access the replay, dial 303-590-3000 and enter the pass code 547651.

Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call.  For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.

Carriage Services is the fourth largest publicly traded death care company. As of August 5, 2003, Carriage operates 140 funeral homes and 30 cemeteries in 29 states.

Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2002, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company.   The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company.  A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

- Tables to follow -

CARRIAGE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	6/30/02	6/30/03	6/30/02	6/30/03

Funeral revenues	$28,832	$28,702	$61,539	$59,056
Funeral costs and expenses	21,544	21,590	42,568	43,312
Funeral gross profit	7,288	7,112	18,971	15,744
Funeral gross margin	25.3%	24.8%	30.8%	26.7%

Cemetery revenues	9,018	9,165	17,233	17,517
Cemetery costs and expenses	6,618	6,609	13,132	12,493
Cemetery gross profit	2,400	2,556	4,101	5,024
Cemetery gross margin	26.6%	27.9%	23.8%	28.7%

Total revenues	37,850	37,867	78,772	76,573
Total costs and expenses	28,162	28,199	55,700	55,805
Total gross profit	9,688	9,668	23,072	20,768
Total gross margin	25.6%	25.5%	29.3%	27.1%

General and administrative expenses	2,329	2,476	4,856	5,088
Special charges & other items	—	(896)	—	(308)
Operating income	7,359	8,088	18,216	15,988
Operating margin	19.4%	21.4%	23.1%	20.9%

Interest expense, Debt	3,246	2,741	6,349	5,677
Interest expense, TIDES	1,674	1,674	3,348	3,348
Total interest expense and financing costs	4,920	4,415	9,697	9,025

Income before income taxes	2,439	3,673	8,519	6,963

Provision for income taxes before the reduction of the deferred tax asset valuation allowance	962	1,377	3,282	2,611
Net income before the reduction of the deferred tax asset valuation allowance	1,477	2,296	5,237	4,352
Reduction of the deferred tax asset valuation allowance	—	—	12,800	—
Net income for common stockholders	$1,477	$2,296	18,037	4,352

Basic earnings per share:
Net income before reduction of deferred tax valuation allowance	$0.09	$0.13	$0.31	$0.25
Reduction of deferred tax valuation allowance	0.00	0.00	0.76	0.00
Net income	$0.09	$0.13	$1.07	$0.25

Diluted earnings per share:
Net income before reduction of deferred tax valuation allowance	$0.08	$0.13	$0.30	$0.25
Reduction of deferred tax valuation allowance	0.00	0.00	0.73	0.00
Net income	$0.08	$0.13	$1.03	$0.25

Weighted average number of common shares outstanding:
Basic	16,942	17,411	16,918	17,365
Diluted	17,458	17,788	17,458	17,740

CARRIAGE SERVICES, INC.

Selected Financial Data

June 30, 2003

(in thousands, except days sales and debt ratios)

Selected Balance Sheet Data:	12/31/2002	6/30/2003
	(unaudited)	(unaudited)
Working Capital	(1,598)	(555)
Total Assets	703,754	698,836
Total Debt and Contingent Obligations	149,094	140,946
Total Convertible Preferred Securities	90,193	90,260
Total Stockholders’ Equity	98,091	103,284

Days sales in funeral accounts receivable	27.1	24.1
Debt to total capitalization(1)	44.2	42.1
Debt to EBITDA (rolling twelve months)(1)	3.54	3.53

Selected Cash Flow Data:	Three months ended 6/30/2003	Six months ended 6/30/2003
Cash provided by operating activities before interest payments	$6,553	$16,909
Interest Paid	$2,685	$9,249
Capital expenditures	$1,982	$3,707
Free Cash Flow	$1,886	$3,953
Net borrowing (payments) on debt	$(7,087)	$(8,023)

(1) – As defined by the bank credit facility